Exhibit 5.1

February 12, 2004

Global Entertainment Corporation

4909 E. McDowell, Suite 104

Phoenix, Arizona 85008-4293

Re:	Registration Statement on Form S-4 (File No. 333-109192)

Ladies and Gentlemen:

We have acted as counsel to Global Entertainment Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-109192) of the Company (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and options and warrants to acquire Shares (the “Convertible Securities”), to be issued by the Company in connection with the merger of Global Entertainment Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Cragar Industries, Inc., a Delaware corporation (“Cragar”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of June 13, 2003 among the Company, Merger Sub and Cragar (the “Merger Agreement”) and the amendments thereto.

We have examined such corporate records, certificates and other documents, and we have made such factual and legal investigations, as we have deemed relevant or necessary for the purposes of this opinion. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

The Company is a Nevada corporation and the Merger Sub is a Delaware corporation. We are not engaged in the practice of law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Nevada General Corporation Law, and the Delaware General Corporation Law.

February 12, 2004

Based on and subject to the foregoing, we are of the opinion that when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares and the Convertible Securities have been issued pursuant to the terms and conditions set forth in the Merger Agreement and, with respect to any Shares underlying the Convertible Securities, pursuant to the terms of such Convertible Securities, each of the Shares and the Convertible Securities will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and the Convertible Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Snell & Wilmer L.L.P.